Exhibit 99.1

            HEALTH MANAGEMENT, INC. ANNOUNCES COMPLETION OF STOCK
          PURCHASE AGREEMENT WITH TRANSWORLD HOME HEALTH CARE, INC.
                  AND REDUCTION OF MERGER CASH CONSIDERATION


Buffalo Grove, IL -- January 14, 1997 ...Health Management, Inc. ("HMI") (NNM:HMIS) announced today the completion of its Stock Purchase Agreement with Transworld Home Healthcare, Inc. ("Transworld") (NASDAQ:TWHH) and an amendment to the Merger Agreement between Transworld and HMI.
     Under the terms of the Stock Purchase Agreement, Transworld purchased 8,964,292 newly issued shares of HMI common stock at a price of $1.00 per share, which constitutes 49% of the outstanding shares of HMI. Transworld also received an option to purchase an additional 746,713 shares, and upon exercise of such option, would hold 51% of the outstanding shares of HMI.
     The Company noted that the $8.9 million stock purchase provided a much needed equity infusion to the Company. HMI further noted, however, that it continues to operate with only short-term forbearance of its various defaults under its senior credit facility, now held by Transworld.
     As previously announced, Transworld and HMI entered into a Merger Agreement on November 13, 1996, pursuant to which, a newly formed subsidiary of Transworld is to merge into HMI. The original Merger Agreement provided for HMI stockholders to receive $2.00 per share in cash. Under the amended agreement, the consideration has been reduced to $1.50 per share and Transworld's financing contingency has been extended to the date of the merger. The amendment followed an assessment by Transworld of HMI's recent business performance. The other terms of the transaction remain substantially unchanged.
     The closing of the Merger Agreement is subject to certain conditions, including, among others, approvals of the Company's stockholders and Transworld's lenders, certain governmental approvals and final court approval of the stockholder class action lawsuit.
     Health Management, Inc. is a national provider of integrated pharmacy management services to patients with chronic medical conditions and to health care professionals, pharmaceutical manufacturers and third-party payers involved in their care.

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For additional information:
at HMI:
Jim Nicol, President, CEO and CFO
847-913-2404

At Edelman Financial:
Diane Perry or Joseph Kist (investors)            Mark Danes (media)
212-704-8293 or 212-704-8239                      212-704-4464